CROWN OIL & GAS APPOINTS OLGA KOVALEVA CHIEF FINANCIAL OFFICER

October 24, 2011 -- Crown Oil & Gas Inc. (“Crown”) (Pink Sheets:CWOI.PK) is pleased to announce that Olga Kovaleva has been appointed to the position of Chief Financial Officer.

Ms. Kovaleva brings considerable experience to her role. Olga recently consulted on private equity projects in Russia. She was Vice President Finance for Integra Group, one of Russia’s leading oil services companies, from 2004 – 2007, including during Integra’s IPO on the LSE in 2007. She also participated in corporate finance transactions and integrated the finance systems of acquired companies into the Group structure.

Olga was a Director of Finance at KhantyMansiysk Oil Corporation from 2001 – 2004. In her role, she was responsible for financial reporting and restructured the internal control system, planning and budgeting functions of the company.

From 1995 – 2001, Ms. Kovaleva was a Senior Audit Consultant at PricewaterhouseCoopers in Moscow responsible for IFRS and US GAAP audits of oil and mining companies in Russia. She also participated in the preparation of Financial Statements and other documentation for initial public offerings in capital markets.

Ms. Kovaleva graduated from the Finance Academy in Moscow and has been ACCA qualified since 1999.

Kairat Sydykov, Crown CEO, comments: “We are very excited to add Olga to the team. I strongly believe that she will be instrumental in establishing effective corporate controls and meeting our reporting requirements. Olga will contribute significantly to the Company’s performance streamline.”

Crown Oil and Gas Inc. is an independent oil and gas company focused on enhancing shareholder value by acquiring and developing oil and gas assets in Russia. Crown holds, through its subsidiaries, exploration and development licenses located in the Saratov region of Russia, one of the major oil and gas regions in the country with advanced infrastructure and more than 60 years history of oil and gas production. Saratov lies in the European part of Russia on the border with Kazakhstan, the largest producing country in Central Asia. Crown’s licensed areas comprise approximately 2,000 km2.